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                                                                     EXHIBIT 8.1
                             _______________, 1998



Synetic, Inc.
River Drive Center 2
669 River Drive
Elmwood Park, NJ 07407-1361


                         Merger of Point Plastics, Inc.
                                 with and into
                               Acquisition Corp.
                         ------------------------------


 Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Point Plastics, Inc., a California corporation (the "Company"), with and into Acquisition Corp., a [Delaware] corporation (the "Purchaser") which is a wholly-owned, directly held subsidiary of Synetic, Inc., a Delaware corporation (the "Parent"). The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of March 6, 1998 (the "Merger Agreement"), among the Parent, the Company and the Purchaser. Unless otherwise defined, capitalized terms used herein have the meaning assigned to them in the Merger Agreement.

     In delivering our opinion, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will comply with the covenants contained therein. In addition, we have relied on the representations made by the Parent and the Company in letters to us dated ___________, 1998 and have assumed that such representations will be true and accurate as of the Effective Time.

     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the"Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:
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     1.  The Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and

     2. Each of the Parent, the Purchaser and the Company shall be a party to the reorganization within the meaning of Section 368(b).

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. The opinion is furnished to you solely for your exclusive use, and it may not be distributed, published, or relied upon by any other person without our prior written consent. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "THE MERGER - - Material Federal Income Tax Consequences" and elsewhere in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                                                Very truly yours,